Exhibit 99.1

                 Arrow Electronics Year-over-Year Net
      Income Grows 43%; First Quarter EPS 13% Ahead of Consensus

   MELVILLE, N.Y.--(BUSINESS WIRE)--April 20, 2006--Arrow
Electronics, Inc. (NYSE:ARW) today reported first quarter 2006 net income of $81.6 million ($.68 and $.66 per share on a basic and diluted basis, respectively) on sales of $3.19 billion, compared with net income of $57.2 million ($.49 and $.47 per share on a basic and diluted basis, respectively) on sales of $2.73 billion in the first quarter of 2005. The company's results for the first quarters of 2006 and 2005 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended March 31, 2006 would have been $84.1 million ($.70 and $.68 per share on a basic and diluted basis, respectively) and net income for the quarter ended April 1, 2005 would have been $58.7 million ($.50 and $.49 per share on a basic and diluted basis, respectively). Included in the results for 2006 is $2.5 million ($1.8 million net of related taxes or $.01 per share) related to the expensing of stock options in accordance with the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share Based Payment" ("FASB Statement No. 123(R)"). No such charge was recorded in 2005. Wall Street consensus, as reported by First Call, was $.60 on a diluted basis.
   Operating income in the first quarter of 2006 and 2005 was $149.2 million and $108.5 million, respectively. Excluding the items impacting comparability included in the reconciliation provided under the heading "Certain Non-GAAP Financial Information," first quarter 2006 operating income would have been $150.8 million, up 36% over last year's $110.9 million. Operating income as a percentage of sales, excluding the previously mentioned items, increased by 60 basis points year-over-year.
   "Our performance this quarter was outstanding, further demonstrating our consistent record of executing on the fundamentals of our business strategy - growth, operational excellence, financial stability, and shared leadership. We posted our 13th consecutive quarter of year-over-year sales growth as we continued to take advantage of opportunities in the marketplaces we serve around the world," said William E. Mitchell, President and Chief Executive Officer. "Operating income, excluding recent acquisitions, grew four times faster than sales; our ability to generate additional revenue with minimal incremental cost drove operating expenses as a percentage of sales to a first quarter 6-year low; and return on invested capital was at its highest level since 2000."
   Worldwide components sales of $2.61 billion increased 13% sequentially and 19% over last year, while operating income increased 18% sequentially and 43% over last year. Excluding the Ultra Source acquisition completed in December 2005, sales increased 9% sequentially and 13% year-over-year. "North America reached a level of sales not seen since the first quarter of 2001; Europe posted the highest level of sales in its history while achieving impressive year-over-year operating income growth; and our business in Asia/Pacific achieved record sales for a first quarter with a solid contribution from recently acquired Ultra Source," stated Mr. Mitchell. The company noted that as of the first quarter of this year, the OEM Computing Solutions business, which was previously included in its computer products segment, became a part of North American Components given that these two businesses have overlap in their customer bases which creates greater opportunities for selling synergies. Prior period segment information has been adjusted to reflect this change.
   Worldwide computer products sales decreased 11% sequentially in this seasonally weak quarter, yet increased 8% year-over-year. Excluding the DNS acquisition completed in the fourth quarter of 2005, sales for the Enterprise Computing Solutions business in North America decreased 12% year-over-year. "Our computer products business in North America posted solid earnings and returns despite some weakness in the proprietary server market," added Mr. Mitchell. "DNS grew sales by more than 50% when compared with their first quarter of 2005."
   The company's results for the first quarter of 2006 and 2005 include the items outlined below that impact their comparability:

   -- During the first quarter of 2006, the company recorded $1.5 million ($.9 million net of related taxes or $.01 per share) of restructuring charges. Included in the restructuring charges is approximately $900 thousand related to additional actions the company will be taking to continue improving its operating efficiencies. These actions are expected to generate annual cost savings of approximately $6 million beginning in 2007 for which the company expects to incur total restructuring charges of approximately $6 million.

   -- During the first quarter of 2006, the company redeemed the total amount outstanding of $283.2 million principal amount ($156.4 million accreted value) of its zero coupon convertible debentures due in 2021 ("convertible debentures") and repurchased $4.1 million principal amount of its 7% senior notes due in January 2007. The related loss on the redemption and repurchase, including any related premium paid, write-off of deferred financing costs, and cost of terminating a portion of related interest rate swaps, aggregated $2.6 million ($1.6 million net of related taxes or $.01 per share) and is recognized as a loss on prepayment of debt.

   -- During the first quarter of 2005, the company received EUR 1.5 million ($2.0 million) in full settlement of claims for indemnification under the purchase agreement relating to the acquisition of a French company in 2000. The net amount of the settlement of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis) was recorded as an acquisition indemnification credit.

   -- During the first quarter of 2005, the company recorded $4.0 million ($2.5 million net of related taxes or $.02 per share) of restructuring charges primarily related to actions taken to optimize the use of its mainframe, reduce real estate costs, be more efficient in its distribution centers, and to be more productive.

   --  During the first quarter of 2005, the company repurchased
        $13.2 million accreted value of its convertible debentures, which could have been put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $355 thousand ($212 thousand net of related taxes).

   "Based upon the information known to us today, we believe that sales in the upcoming quarter will be between $3.35 and $3.45 billion," said Paul J. Reilly, Senior Vice President and Chief Financial Officer. "We anticipate continued stability in our components businesses throughout the world will result in worldwide components sales between $2.6 and $2.65 billion. We expect traditional seasonal growth in our Enterprise Computing Solutions business, resulting in worldwide computer products sales between $750 and $800 million. We anticipate earnings per share on a diluted basis, including the impact of expensing stock options in accordance with FASB Statement No. 123(R) estimated at approximately $.02 per share, to be in the range of $.70 to $.74, excluding any charges. Excluding the impact of expensing stock options, diluted earnings per share for the second quarter are expected to increase 33% to 41% from last year's second quarter," added Mr. Reilly. "In the second quarter of 2006, the company expects to incur pre-tax restructuring charges of approximately $5 million."
   Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.

   Certain Non-GAAP Financial Information

   In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives and the prepayment of debt. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.
   The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.
   The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.



                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                                  Three Months Ended
                                                ----------------------
                                                March 31,    April 1,
                                                  2006        2005
                                                ----------  ----------

Operating income, as reported                   $ 149,233   $ 108,493
 Acquisition indemnification credit                     -      (1,672)
 Restructuring charges                              1,521       4,038
                                                ----------  ----------
Operating income, as adjusted                   $ 150,754   $ 110,859
                                                ----------  ----------

Net income, as reported                         $  81,579   $  57,191
 Acquisition indemnification credit                     -      (1,267)
 Restructuring charges                                920       2,533
 Loss on prepayment of debt                         1,558         212
                                                ----------  ----------
Net income, as adjusted                         $  84,057   $  58,669
                                                ----------  ----------

Net income per basic share, as reported         $     .68   $     .49
 Acquisition indemnification credit                     -        (.01)
 Restructuring charges                                .01         .02
 Loss on prepayment of debt                           .01           -
                                                ----------  ----------
Net income per basic share, as adjusted         $     .70   $     .50
                                                ----------  ----------

Net income per diluted share, as reported*      $     .66   $     .47
 Restructuring charges                                .01         .02
 Loss on prepayment of debt                           .01           -
                                                ----------  ----------
Net income per diluted share, as adjusted       $     .68   $     .49
                                                ----------  ----------

Effective January 1, 2006, the company adopted the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share Based Payment" ("FASB Statement No. 123(R)"). The company adopted the modified prospective transition method provided for under FASB Statement No. 123(R) and, accordingly, has not restated prior period amounts. As a result of adopting FASB Statement No. 123(R), the company recorded a charge of $2,460 ($1,805 net of related taxes or $.01 per share) for the three months ended March 31, 2006 related to the expensing of stock options. The pre- tax compensation expense is included in selling, general and administrative expenses.

 * In computing net income per diluted share for the three months ended March 31, 2006 and April 1, 2005, net income was increased by $524 and $1,673, respectively, for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three months ended March 31, 2006 and April 1, 2005 includes 1,883 shares and 6,508 shares, respectively, related to the convertible debentures.

Information Relating to Forward-Looking Statements
---------------------------------------------------

This report includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.



                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)


                                                 Three Months Ended
                                              ------------------------
                                               March 31,    April 1,
                                                 2006         2005
                                              -----------  -----------

Sales                                         $3,192,463   $2,726,871
                                              -----------  -----------
Costs and expenses:
 Cost of products sold                         2,704,920    2,294,642
 Selling, general and administrative expenses    325,828      308,843
 Depreciation and amortization                    10,961       12,527
 Acquisition indemnification credit                    -       (1,672)
 Restructuring charges                             1,521        4,038
                                              -----------  -----------
                                               3,043,230    2,618,378
                                              -----------  -----------
Operating income                                 149,233      108,493

Equity in earnings of affiliated companies           945        1,078
Loss on prepayment of debt                         2,605          355
Interest expense, net                             23,969       24,100
                                              -----------  -----------
Income before income taxes and minority
 interest                                        123,604       85,116
Provision for income taxes                        41,653       27,744
                                              -----------  -----------
Income before minority interest                   81,951       57,372
Minority interest                                    372          181
                                              -----------  -----------
Net income                                    $   81,579   $   57,191
                                              -----------  -----------
Net income per share:
 Basic                                        $      .68   $      .49
                                              -----------  -----------
 Diluted                                      $      .66   $      .47
                                              -----------  -----------
Average number of shares outstanding:
 Basic                                           120,609      116,212
 Diluted                                         123,513      124,027


   This interim report is subject to independent audit at year-end.



                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEETS
                    (In thousands except par value)


                                              March 31,   December 31,
                                                2006         2005
                                             ------------ ------------

ASSETS
Current assets:
 Cash and cash equivalents                   $   380,176  $   580,661
 Accounts receivable, net                      2,392,874    2,316,932
 Inventories                                   1,650,407    1,494,982
 Prepaid expenses and other assets               149,556      124,899
                                             ------------ ------------
  Total current assets                         4,573,013    4,517,474
                                             ------------ ------------
Property, plant and equipment at cost:
 Land                                             41,897       41,855
 Buildings and improvements                      161,241      160,012
 Machinery and equipment                         437,904      426,239
                                             ------------ ------------
                                                 641,042      628,106
 Less: accumulated depreciation and
  amortization                                  (401,553)    (392,641)
                                             ------------ ------------
  Property, plant and equipment, net             239,489      235,465
                                             ------------ ------------
Investments in affiliated companies               40,227       38,959
Cost in excess of net assets of companies
 acquired                                      1,078,980    1,053,266
Other assets                                     199,743      199,753
                                             ------------ ------------
  Total assets                               $ 6,131,452  $ 6,044,917
                                             ------------ ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $ 1,713,371  $ 1,628,568
 Accrued expenses                                457,141      434,644
 Short-term borrowings, including current
  portion of long-term debt                      283,288      268,666
                                             ------------ ------------
  Total current liabilities                    2,453,800    2,331,878
                                             ------------ ------------
Long-term debt                                   952,514    1,138,981
Other liabilities                                204,082      201,172
Shareholders' equity:
 Common stock, par value $1:
  Authorized - 160,000 shares in 2006 and
   2005
  Issued - 121,482 and 120,286 shares in
   2006 and 2005, respectively                   121,482      120,286
 Capital in excess of par value                  897,430      861,880
 Retained earnings                             1,480,994    1,399,415
 Foreign currency translation adjustment          36,560       13,308
                                             ------------ ------------
                                               2,536,466    2,394,889
 Less: Treasury stock (251 and 272 shares in
        2006 and 2005, respectively), at
        cost                                      (6,714)      (7,278)
       Unamortized employee stock awards               -       (2,395)
       Other                                      (8,696)     (12,330)
                                             ------------ ------------
  Total shareholders' equity                   2,521,056    2,372,886
                                             ------------ ------------
  Total liabilities and shareholders' equity $ 6,131,452  $ 6,044,917
                                             ------------ ------------


   This interim report is subject to independent audit at year-end.




                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)



                                                  Three Months Ended
                                                ----------------------
                                                 March 31,    April 1,
                                                   2006        2005
                                                ----------  ----------
Cash flows from operating activities:
 Net income                                     $  81,579   $  57,191
                                                ----------  ----------
 Adjustments to reconcile net income to net
  cash provided by (used for) operations:
 Depreciation and amortization                     10,961      12,527
 Accretion of discount on zero coupon
  convertible debentures                              876       2,797
 Amortization of deferred financing costs and
  discount on notes                                   898         972
 Amortization of restricted stock and
  performance awards                                1,632       2,045
 Amortization of employee stock options             2,460           -
 Excess tax benefits from stock-based
  compensation arrangements                        (4,053)          -
 Equity in earnings of affiliated companies          (945)     (1,078)
 Deferred income taxes                               (915)       (985)
 Acquisition indemnification credit                     -      (1,267)
 Restructuring charges                                920       2,533
 Loss on prepayment of debt                         1,558         212
 Minority interest                                    372         181
 Change in assets and liabilities, net of
  effects of acquired businesses:
  Accounts receivable                             (56,954)    (52,515)
  Inventories                                    (146,608)     56,721
  Prepaid expenses and other assets               (21,971)    (14,749)
  Accounts payable                                 70,646      88,898
  Accrued expenses                                 25,552      (4,214)
  Other                                             1,583       3,784
                                                ----------  ----------
Net cash provided by (used for) operating
 activities                                       (32,409)    153,053
                                                ----------  ----------
Cash flows from investing activities:
 Acquisition of property, plant and equipment     (13,086)     (5,058)
 Cash consideration paid for acquired
  businesses                                      (18,143)          -
 Purchase of short-term investments                     -    (230,456)
 Proceeds from sale of short-term investments           -     389,056
 Other                                                925           -
                                                ----------  ----------
 Net cash provided by (used for) investing
  activities                                      (30,304)    153,542
                                                ----------  ----------
Cash flows from financing activities:
 Change in short-term borrowings                    3,844       4,495
 Change in long-term debt                         (15,510)       (486)
 Repurchase of senior notes                        (4,268)          -
 Repurchase of zero coupon convertible
  debentures                                     (156,330)    (13,328)
 Proceeds from exercise of stock options           30,097      11,945
 Excess tax benefits from stock-based
  compensation arrangements                         4,053           -
                                                ----------  ----------
 Net cash provided by (used for) financing
  activities                                     (138,114)      2,626
                                                ----------  ----------
Effect of exchange rate changes on cash               342      (1,527)
                                                ----------  ----------
Net increase (decrease) in cash and cash
 equivalents                                     (200,485)    307,694
Cash and cash equivalents at beginning of
 period                                           580,661     305,294
                                                ----------  ----------
Cash and cash equivalents at end of period      $ 380,176   $ 612,988
                                                ----------  ----------


   This interim report is subject to independent audit at year-end.





                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)



                                                Three Months Ended
                                             ------------------------
                                              March 31,    April 1,
                                                2006         2005
                                             -----------  -----------

Sales:
 Components                                  $2,608,909   $2,186,377
 Computer products                              583,554      540,494
                                             -----------  -----------
   Consolidated                              $3,192,463   $2,726,871
                                             -----------  -----------

Operating income:
 Components                                  $  147,183   $  102,579
 Computer products                               24,006       28,852
 Corporate (a)                                  (21,956)     (22,938)
                                             -----------  -----------
   Consolidated                              $  149,233   $  108,493
                                             -----------  -----------

Effective January 1, 2006, the OEM Computing Solutions business, which was previously included in the worldwide computer products business, has been transitioned into the company's worldwide components business to further leverage customer overlap and to take advantage of greater opportunities for selling synergies. Prior period segment data has been adjusted to conform with the current period presentation.

(a) Includes restructuring charges of $1.5 million and $4.0 million for the three months ended March 31, 2006 and April 1, 2005, respectively. Also included is an acquisition indemnification credit of $1.7 million for the three months ended April 1, 2005.


   This interim report is subject to independent audit at year-end.





    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President & Treasurer
             631-847-1657
             or
             Paul J. Reilly
             Senior Vice President & Chief Financial Officer
             631-847-1872
             or
             Media:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101